TEMPUR SEALY BOARD EXTENDS SCOTT THOMPSON’S EMPLOYMENT CONTRACT TO
DECEMBER 31, 2026

LEXINGTON, KY, July 7, 2022 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that the Board of Directors has extended the term of Scott Thompson’s employment contract as Chairman, Chief Executive Officer and President of the Company to December 31, 2026. Mr. Thompson has been Chairman, Chief Executive Officer and President since September 2015.

“The Board of Directors is very pleased to extend Scott’s tenure at Tempur Sealy and felt that during the current, ever-changing operating environment it is critical to maintain continuity in executive leadership,” commented Richard W. Neu, Lead Director of the Tempur Sealy Board. “Since 2015, Tempur Sealy has grown earnings per share at a compounded annual rate of approximately 50 percent and returned over $2 billion to shareholders through dividends and share repurchases. Additionally, the Company’s Sealy and Tempur-Pedic brands have captured significant market share and have become the number 1 and 2 best-selling brands in the United States bedding market.* The Company has delivered exceptional growth both from traditional strategies and from new initiatives including the rapid expansion of its direct to consumer and OEM channels. We are very confident in the Executive management team’s ability to guide the Company through the challenges of the current market environment while continuing to execute on long-term growth initiatives.”

Mr. Thompson commented, “It is my privilege to lead Tempur Sealy and our talented employees. I am grateful to the Board of Directors and our investors for their continued support. The team and I see more opportunity to build upon Tempur Sealy’s successes, further solidify our market leading position and drive profitable long-term earnings growth for the benefit of all stakeholders.”

The term of Mr. Thompson’s employment agreement was extended through December 31, 2026 and Mr. Thompson was also awarded 1.2 million out of the money stock options with strike price premiums between 14% and 60% compared to the current stock price. No other terms of Mr. Thompson’s employment agreement were materially changed, including the base salary, which was set in 2015, and the annual incentive compensation plan currently in place.

About Tempur Sealy International, Inc.

Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a leading designer, manufacturer, distributor and retailer of bedding products worldwide, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic®, Sealy® and Stearns & Foster® and our popular non-branded offerings consist of value-focused private label and OEM products. At Tempur Sealy we understand the importance of meeting our customers wherever and however they want to shop and have developed a powerful omni-channel retail strategy. Our products allow for complementary merchandising strategies and are sold through third-party retailers, our 650+ Company-owned stores worldwide and our e-commerce channels. With the range of our offerings and variety of purchasing options, we are dedicated to continuing to turn our mission to improve the sleep of more people, every night, all around the world into a reality.

Importantly, we are committed to carrying out our global responsibility to protect the environment and the communities in which we operate. As part of that commitment, we have established the goal of achieving carbon neutrality for our global wholly owned operations by 2040.

*See Furniture Today’s Top 20 U.S. Bedding Producers methodology that includes SEALY® and STEARNS & FOSTER® products in Sealy ranking. https://www.furnituretoday.com/research-and-analysis/top-bedding-producers-tsi-brand-duo-takes-top-two-spots/

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com